UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2015

McEWEN MINING INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-33190 (Commission File Number)	84-0796160 (I.R.S. Employer Identification No.)

150 King Street West, Suite 2800

Toronto, Ontario, Canada M5H 1J9

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number including area code:  (866) 441-0690

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2015, McEwen Mining Inc. (the “Company”) issued a press release announcing the appointment of Andrew L. Elinesky as Senior Vice-President and Chief Financial Officer of the Company, effective immediately. In this role, Mr. Elinesky will serve as the Company’s principal financial officer and principal accounting officer. Effective immediately, Robert R. McEwen will cease acting as the Company’s Interim Chief Financial Officer, interim principal financial officer, and interim principal accounting officer. Also on December 15, 2015, the Company announced that Andrew Iaboni, formerly corporate controller, has been promoted to Vice President, Finance. A copy of the press release is attached to this report as Exhibit 99.1

Mr. Elinesky, age 38, started with the Company as an Accounting Manager in April 2008 and served in that role until February 2010. Mr. Elinesky left the Company in February 2010 to work for Minera Andes Inc. as Controller, where he served from March 2010 to January 2012, at which time Minera Andes Inc. was acquired by the Company. At that time, Mr. Elinesky became Director—Projects, Argentina from January 2012 to April 2012. From April 2012 to December 2015, Mr. Elinesky served as Vice President, Argentina. On December 15, 2015, Mr. Elinesky was promoted to Chief Financial Officer. Mr. Elinesky holds a Bachelor of Science in Applied Accounting from Oxford Brookes University and is a Chartered Certified Accountant in the UK and a Certified General Accountant in Canada. In connection with his promotion, Mr. Elinesky’s salary has been increased to Canadian $175,000 per year.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                                         Exhibits. The following exhibits are furnished with this report:

99.1                        Press release, dated December 15, 2015

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

McEWEN MINING INC.

Date: December 15, 2015	By:	/s/ Carmen Diges
Carmen Diges,
General Counsel

Exhibit Index

The following is a list of the Exhibits furnished herewith.

Exhibit
Number	Description of Exhibit

99.1	Press release, dated December 15, 2015